DOLLAR GENERAL TO ACCEPT VISA CREDIT AND CHECK CARDS

Dollar Store Leader Offers Customers Convenient and Secure Way to Pay

SAN FRANCISCO – September 21, 2006 – Discount retailer Dollar General Corporation (NYSE:DG), and Visa USA today announced that consumers will be able to use Visa credit and check cards at more than 8,000 Dollar General stores in 34 states, beginning tomorrow, September 22.

“At Dollar General, our goal is to provide a convenient shopping experience for our busy and value-driven customer,” said David Perdue, chairman and chief executive officer. “Our agreement with Visa positions us to serve a growing number of American consumers who want and expect a variety of payment options. In addition, our core customers demand convenience, and we are proud to deliver another hassle-free way to pay for everyday essentials at Dollar General stores.”

Dollar General was the first among small-box value discounters to roll out readers for electronic benefits cards, making transactions hassle-free for customers on government assistance. Dollar General has been accepting PIN-based debit cards since 2003.

With today’s announcement, Dollar General reinforces its leadership among small-box discounters by adding Visa’s credit and check cards as payment options network wide.  Fifth Third Processing Solutions serves as the electronic card processor for all of Dollar General’s electronic payments.

As consumers have become more comfortable using payment cards, there has been a migration of everyday spending from cash and check to electronic payment. Today, more than 6.3 million merchant locations in the U.S. accept Visa payment products.

“Our partnership with Dollar General gives millions of Visa cardholders more locations where they can make convenient purchases and have the opportunity to earn rewards,” said Bill Dobbins, vice president, merchant relations at Visa USA.  “The dollar store retail segment has been one of the last untapped markets for payment card acceptance. We are pleased to partner with Dollar General to provide more options at the register for their customers. We look forward to working together to provide Dollar General customers increased convenience, faster checkout lines, enhanced security with Visa’s Zero Liability protection and improved customer service.”

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,190 neighborhood stores as of August 25, 2006. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

About Visa USA

Visa USA is the nation’s leading payment brand and largest payment system, enabling banks to provide their consumers and business customers with a wide variety of payment alternatives tailored to meet their evolving needs. Visa USA is committed to increasing the choice, convenience, acceptance and security of Visa payments for all stakeholders in the payment system - members, cardholders and merchants. Through its 13,432 member financial institutions, more than 510 million Visa-branded cards have been issued to cardholders in the United States. Last year, U.S.-based financial institutions relied on Visa’s processing system, VisaNet, to facilitate $1.6 trillion in transactions with unparalleled reliability.

Worldwide, cardholders in more than 150 countries carry more than 1 billion Visa-branded cards, accounting for more than $3 trillion in annual transaction volume.

Visa offers a trusted, reliable and convenient way to access and mobilize financial resources - anytime, anywhere, anyway.

Contact:

Dori Busell

Tawn Earnest

Visa USA

Dollar General Corporation

(415) 932-2106

(615) 855-5209

dbusell@visa.com

tearnest@dollargeneral.com

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